Exhibit 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter and Six Months

Ended June 30, 2006

Year-to-Date Product-Related Revenues Increase More Than 45% Over Prior Year

SAN DIEGO, CA, August 2, 2006 - Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter and six months ended June 30, 2006. Revenues for the quarter and six months ended June 30, 2006 were $10.6 million and $20.1 million, respectively, compared to $14.2 million and $27.0 million for the same periods in 2005. The net loss for the quarter and six months ended June 30, 2006, including restructuring charges of $10.8 million recorded during the six months ended June 30, 2006, was $7.8 million, or $0.17 per share, and $29.2 million or $0.64 per share, respectively. The net loss for the quarter and six months ended June 30, 2005 was $11.0 million, or $0.25 per share, and $23.0 million, or $0.52 per share, respectively. At June 30, 2006, the Company had cash, cash equivalents, and short-term investments totaling $59.3 million.

Product-related revenue for the quarter and six months ended June 30, 2006 increased 35% and 46% compared to the same periods in 2005. The increase in product-related revenue was primarily due to increased sales of Phyzyme™ XP enzyme. Total revenues decreased as a result of the Company’s de-emphasis of certain grants and collaborations that are not core to the Company’s current focus, including pharmaceutical collaborations, in favor of greater emphasis on sales of products. Revenues have historically fluctuated from period to period and likely will continue to fluctuate in the future based upon the timing and composition of funding under existing and future collaboration agreements and grants, the expected increase in product sales based upon new product introductions, and regulatory approval timelines.

Valley “Ultra-Thin”™ enzyme, a new product designed to make ethanol production from corn starch more efficient, received its final U.S. regulatory approval at the end of February and is currently being tested in a number of ethanol plant trials. While the pace of ethanol plant trials by the Company’s U.S. distributor for this product has been slower than anticipated, additional trials have been scheduled for the second half of 2006. Due to the Company’s limited commercial experience with Valley “Ultra-Thin”™ enzyme, the Company has elected to defer revenue recognition on its year-to-date sales of this product made to the Company’s U.S. distributor. However, based on the trials to date and feedback received from the ethanol plants, the Company remains confident in the efficacy of this product. At the same time, several of the other enzyme products in the Company’s portfolio have exceeded the Company’s internal sales targets year to date.

In January 2006, the Company announced a restructuring designed to focus the Company’s resources on products that have the greatest near-term opportunities. As part of this restructuring, the Company reduced its workforce, exited certain programs, and consolidated its facilities. During the six months ended June 30, 2006, the Company recorded net restructuring charges of $10.8 million, which consisted primarily of employee separation and facilities consolidation costs. Primarily as a result of this strategic reorganization, the company reduced its operating expenses for the quarter ended June 30, 2006 by approximately $6.7 million as compared to the second quarter of 2005.

During the quarter and six months ended June 30, 2006, in accordance with recent accounting requirements, the Company recognized $1.4 million and $2.7 million in non-cash expense for the value of stock-based awards issued to employees.

Edward T. Shonsey, Diversa’s Chief Executive Officer, stated, “Since the beginning of the year, we have been concentrating on expanding the penetration of our marketed products, progressing key development-stage product candidates in our portfolio, especially those focused on alternative fuel applications, and meeting milestones within our internal and partnered programs. Our accomplishments year-to-date include:

•	Expanding the launch of our Valley “Ultra-Thin”™ enzyme for ethanol production upon receipt of final FDA approval in late February;

•	Continued progress in our programs for production of ethanol from biomass, some of which was discussed at the recent World Congress on Industrial Biotechnology in Toronto, specifically relative to the issue of enzymatic conversion of hemicellulose, which is critical for an ultimately economical lignocellulosic biomass to ethanol process;

•	Increased adoption of our Luminase™ enzymes for pulp bleaching; and

•	Successfully making U.S. regulatory filings with both the FDA and EPA for approval to market our Purifine™ enzyme for enhanced processing of both edible oils and biodiesel fuels.”

“During the past six months, we have emphasized innovation and strengthening of our product pipeline and streamlining and reducing costs. We must now improve and expand our commercial orientation and resources to effectively establish our key products in the marketplace. We are confident we will do so,” continued Mr. Shonsey.

Updated 2006 Financial Guidance

The Company expects 2006 total revenue to be between $48 and $52 million, with product-related revenue of $15 to $18 million. The Company expects its net loss for the full year to be between $39 and $42 million as compared to $89.7 million in 2005. The expected net loss for 2006 includes $10.8 million in restructuring charges and $5.4 million in non-cash share-based compensation expense. The net loss in 2005 included $45.7 million in non-cash impairment charges and $0.9 million in non-cash share-based compensation expense. The Company expects to use approximately $20 million in cash in 2006, which includes the cash component of certain restructuring-related expenses as well as the Company’s continued investment in manufacturing facilities necessary to meet anticipated demand for its products. Accordingly, the Company expects to end 2006 with approximately $45 million of cash, cash equivalents and short-term investments.

Conference Call Information

Diversa will host a conference call with live Internet broadcast on Thursday, August 3, 2006, at 1:30 p.m. EDT. The call will provide a review of accomplishments and financial results for the first half of the year and financial guidance. This call is being webcast by Thomson/CCBN and can be accessed during the conference call and for a limited period of time following the call at http://ir.diversa.com/phoenix.zhtml?c=81345&p=irol-EventDetails&EventId=1349374.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Diversa

Since 1994, San Diego-based Diversa Corporation has pioneered the development of high-performance specialty enzymes. The Company possesses the world’s broadest array of enzymes derived from bio-diverse environments as well as patented DirectEvolution® technologies. Diversa customizes enzymes for manufacturers within the alternative fuel, industrial, and health and nutrition markets to enable higher throughput, lower costs, and improved environmental outcomes. For more information, please visit www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuations in revenues and the factors that could cause revenues to fluctuate, statements related to the Company’s expectations regarding an increase in product sales based upon new product introductions, revenue expectations for its Valley “Ultra-Thin” enzyme, and the Company’s ability to improve and expand its commercial orientation and resources, statements related to the Company’s financial guidance, and the expected beneficial characteristics of enzymes developed by the Company, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company and its collaborators to commercialize products using the Company’s technologies (including by obtaining any required regulatory approvals), the development or availability of competitive products or technologies, customer adoption of the Company’s products, and the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements. These factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Phyzyme is a trademark of Danisco Animal Nutrition. Valley “Ultra-Thin” is a trademark of Valley Research, inc. Luminase is a trademark of Diversa Corporation.

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Collaborative	$6,625	$8,953	$12,949	$18,206
Grant	632	2,755	1,283	4,778
Product-related	3,341	2,477	5,876	4,030

Total revenues	10,598	14,185	20,108	27,014

Operating expenses:
Cost of product-related revenue	2,820	3,086	5,002	4,778
Research and development	12,453	18,308	26,514	37,858
Selling, general and administrative	3,679	3,351	7,550	6,414
Amortization of intangible assets	—	651	—	1,301
Restructuring expenses	(266)	—	10,757	—

Total costs and expenses	18,686	25,396	49,823	50,351

Loss from operations	(8,088)	(11,211)	(29,715)	(23,337)
Interest and other income, net	316	234	542	374

Net loss	$(7,772)	$(10,977)	$(29,173)	$(22,963)

Basic and diluted net loss per share	$(0.17)	$(0.25)	$(0.64)	$(0.52)
Weighted average shares used in computing basic and diluted net loss per share	46,370	43,988	45,895	43,912

Condensed Consolidated Balance Sheet

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
Cash, cash equivalents and short-term investments	$59,331	$65,428
Accounts receivable	7,155	9,012
Other current assets	5,216	4,996
Property and equipment, net	15,565	18,245
Other assets	280	388

Total assets	$87,547	$98,069

Current liabilities, excluding deferred revenue	$17,734	$18,148
Deferred revenue, current portion	10,129	7,535
Long-term liabilities	11,887	7,582
Stockholders’ equity	47,797	64,804

Total liabilities and stockholders’ equity	$87,547	$98,069

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Contacts:

Martin Sabarsky

Corporate Development

(858) 526-5166

msabarsky@diversa.com

Alan Edwards

Townsend Inc. for Diversa

(858) 457-4888

aedwards@townsendinc.com